Exhibit 4(c)1

ARKANSAS POWER & LIGHT COMPANY

TO

MORGAN GUARANTY TRUST COMPANY
OF NEW YORK
(formerly Guaranty Trust Company of New York)

AND

JOHN W. FLAHERTY
(successor to Henry A. Theis, Herbert E. Twyeffort and Grainger S. Greene)

As Trustees under Arkansas Power & Light Company’s Mortgage and Deed of
Trust, dated as of October 1, 1944
_________

Thirty-first Supplemental Indenture

Providing among other things for
First Mortgage Bonds, 10¼% Series due February 1, 2009
(Thirty-first Series)
_________

Dated as of February 1, 1979

THIRTY-FIRST SUPPLEMENTAL INDENTURE
INDENTURE, dated as of February 1, 1979, between Arkansas Power & Light Company, a corporation of the State of Arkansas, whose post office address is First National Building, Capitol Avenue and Broadway, Little Rock, Arkansas 72203 (hereinafter sometimes called the “Company”), and Morgan Guaranty Trust Company of New York (formerly Guaranty Trust Company of New York), a corporation of the State of New York, whose post office address is 23 Wall Street, New York, New York 10015 (hereinafter sometimes called the “Corporate Trustee”), and John W. Flaherty (successor to Henry A. Theis, Herbert E. Twyeffort and Grainger S. Greene), whose post office address is 805 Harding Street, Westfield, New Jersey 07090 (said John W. Flaherty being hereinafter sometimes called the “Co-Trustee”, and the Corporate Trustee and the Co-Trustee being hereinafter together sometimes called the “Trustees”), as Trustees under the Mortgage and Deed of Trust, dated as of October 1, 1944 (hereinafter sometimes called the “Mortgage”), which Mortgage was executed and delivered by the Company to secure the payment of bonds issued or to be issued under and in accordance with the provisions of the Mortgage, reference to which Mortgage is hereby made, this indenture (hereinafter called the “Thirty-first Supplemental Indenture”) being supplemental thereto.
Whereas, the Mortgage was appropriately filed or recorded in various official records in the States of Arkansas, Missouri and Tennessee; and
Whereas, an instrument, dated as of July 7, 1949, was executed by the Company appointing Herbert E. Twyeffort as Co-Trustee in succession to Henry A. Theis (resigned) under the Mortgage, and by Herbert E. Twyeffort accepting said appointment, and said instrument was appropriately filed or recorded in various official records in the States of Arkansas, Missouri and Tennessee; and
Whereas, an instrument, dated as of March 1, 1960, was executed by the Company appointing Grainger S. Greene as Co-Trustee in succession to Herbert E. Twyeffort (resigned) under the Mortgage, and by Grainger S. Greene accepting said appointment, and said instrument was appropriately filed or recorded in various official records in the States of Arkansas, Missouri and Tennessee; and
Whereas, by the Twenty-first Supplemental Indenture mentioned below, the Company, among other things, appointed John W. Flaherty as Co-Trustee in succession to Grainger S. Greene (resigned) under the Mortgage, and John W. Flaherty accepted said appointment; and
Whereas, by the Mortgage the Company covenanted that it would execute and deliver such supplemental indenture or indentures and such further instruments and do such further acts as might be necessary or proper to carry out more effectually the purposes of the Mortgage and to make subject to the lien of the Mortgage any property thereafter acquired and intended to be subject to the lien thereof; and
Whereas, the Company executed and delivered to the Trustees the following supplemental indentures:

Designation	Dated as of
First Supplemental Indenture	July 1, 1947
Second Supplemental Indenture	August 1, 1948
Third Supplemental Indenture	October 1, 1949
Fourth Supplemental Indenture	June 1, 1950
Fifth Supplemental Indenture	October 1, 1951
Sixth Supplemental Indenture	September 1, 1952
Seventh Supplemental Indenture	June 1, 1953
Eighth Supplemental Indenture	August 1, 1954
Ninth Supplemental Indenture	April 1, 1955
Tenth Supplemental Indenture	December 1, 1959
Eleventh Supplemental Indenture	May 1, 1961
Twelfth Supplemental Indenture	February 1, 1963
Thirteenth Supplemental Indenture	April 1, 1965
Fourteenth Supplemental Indenture	March 1, 1966
Fifteenth Supplemental Indenture	March 1, 1967
Sixteenth Supplemental Indenture	April 1, 1968
Seventeenth Supplemental Indenture	June 1, 1968
Eighteenth Supplemental Indenture	December 1, 1969
Nineteenth Supplemental Indenture	August 1, 1970
Twentieth Supplemental Indenture	March 1, 1971
Twenty-first Supplemental Indenture	August 1, 1971
Twenty-second Supplemental Indenture	April 1, 1972
Twenty-third Supplemental Indenture	December 1, 1972
Twenty-fourth Supplemental Indenture	June 1, 1973
Twenty-fifth Supplemental Indenture	December 1, 1973
Twenty-sixth Supplemental Indenture	June 1, 1974
Twenty-seventh Supplemental Indenture	November 1, 1974
Twenty-eighth Supplemental Indenture	July 1, 1975
Twenty-ninth Supplemental Indenture	December 1, 1977

which supplemental indentures were appropriately filed or recorded in various official records in the States of Arkansas, Missouri and Tennessee; and
Whereas, the Company executed and delivered to the Trustees a Thirtieth Supplemental Indenture, dated as of July 1, 1978; and
Whereas, the Thirtieth Supplemental Indenture was filed for record with the Secretary of State of Arkansas and recorded by him in Book 1 at page 1 of the Records of Instruments filed in his office pursuant to Act 252 of the Acts of Arkansas of 1973; and
Whereas, in addition, a statement of the Company reflecting said filing with the Secretary of State of Arkansas of the Thirtieth Supplemental Indenture has been executed and acknowledged and has been recorded in the following counties in the State of Arkansas:

County	Date Filed for Record	Book	Page
Arkansas
Southern	8/ 1/78	0-10	87
Northern	8/ 1/78	183	221

Ashley	8/ 2/78	146	202-204
Baxter	8/ 1/78	101	113
Boone	8/ 7/78	100	431-433
Bradley	8/ 1/78	DT-125	171
Calhoun	8/ 1/78	3-H	122
Carroll, Eastern	8/ 1/78	88	243-245
Chicot	8/ 2/78	R-14	421
Clark	8/ 1/78	358	78
Cleburne	8/ 1/78	202	277-279
Cleveland	8/ 1/78	HHH	499
Columbia	8/ 1/78	171	163
Conway	8/ 1/78	107	621
Craighead	8/ 1/78	221	669
Crittenden	8/ 2/78	572	294
Cross	8/ 2/78	216	706
Dallas	8/ 1/78	112	715
Desha	8/ 1/78	254	446-448
Drew	8/ 1/78	227	49
Faulkner	8/ 3/78	167	279
Garland	8/ 1/78	881	823
Grant	8/ 1/78	71	343
Hempstead	8/ 1/78	444	499
Hot Spring	8/ 1/78	37	671
Howard	8/ 1/78	188	483-485
Independence	8/ 1/78	B-11	5-B
Izard	8/ 2/78	49	135
Jackson	8/ 1/78	173 & Mtg. Rec. 175	373
Jefferson	8/ 1/78	399	550
Johnson	8/ 2/78	75	302-303
Lafayette	8/ 2/78	U-20	245
Lawrence	8/ 1/78	WW	507
Lee	8/ 2/78	276	49
Lincoln	8/ 1/78	85	290
Logan-Northern	8/ 1/78	64	277
Lonoke	8/ 1/78	213	513
Marion	8/ 1/78	237	395-397
Miller	8/ 2/78	Misc. 20	328
Mississippi
Osceola	8/ 2/78	A-74	253
Chickasawba	8/ 3/78	E-9	470
Monroe	8/ 1/78	91	144
Montgomery	8/ 1/78	46	326
Nevada	8/ 1/78	332	568
Newton	8/ 1/78	11-A	799
Ouachita	8/ 1/78	160	419
Perry	8/ 1/78	38	15-17
Phillips	8/ 1/78	564	107
Pike	8/ 2/78	81	203-205
Poinsett	8/ 1/78	23	712

Pope	8/ 3/78	9-I	745-747
Prairie
Southern	8/ 1/78	61	229
Northern	8/ 1/78	46	359
Pulaski	8/15/78	Instm. 78-33148
St. Francis	8/ 1/78	379	438
Saline	8/ 1/78	54	143
Scott	8/ 2/78	65	86
Searcy	8/ 1/78	52	283-284
Sharp	8/ 1/78	77	207
Stone	8/ 1/78	K	157-159
Union	8/ 1/78	1364	205
Van Buren	8/ 3/78	72	557
White	8/ 1/78	75	455
Woodruff	8/ 1/78	A-51	560
Yell
Danville	8/ 2/78	210	333-335
Dardanelle	8/ 1/78	161	68-70
; and

Whereas, an Affidavit supplementing the prior Financing Statement, together with a copy of the Thirtieth Supplemental Indenture, was filed with the Secretary of State of Missouri in accordance with the Missouri Uniform Commercial Code on July 31, 1978; and
Whereas, in addition, the Thirtieth Supplemental Indenture has been filed or recorded in the following county in the State of Missouri:

County	Date Filed for Record	Book	Page
Taney	7/31/78	248	16
; and

Whereas, the Thirtieth Supplemental Indenture has been filed or recorded in the following counties in the State of Tennessee:

County	Date Filed for Record	Book	Page
Shelby	7/31/78	N4	8804
Tipton	7/31/78	426	85
; and

Whereas, in addition to the property described in the Mortgage, as heretofore supplemented, the Company has acquired certain other property, rights and interests in property; and
Whereas, the Company has heretofore issued, in accordance with the provisions of the Mortgage, as supplemented, the following series of First Mortgage Bonds:

Series	Principal Amount Issued	Principal Amount Outstanding
3⅛% Series due 1974	$30,000,000	None
2⅞% Series due 1977	11,000,000	None
3⅛% Series due 1978	7,500,000	None
2⅞% Series due 1979	8,700,000	$ 8,700,000
2⅞% Series due 1980	6,000,000	6,000,000
3⅝% Series due 1981	8,000,000	8,000,000
3½% Series due 1982	15,000,000	15,000,000
4¼% Series due 1983	18,000,000	None
3¼% Series due 1984	7,500,000	7,500,000
3⅜% Series due 1985	18,000,000	18,000,000
5⅝% Series due 1989	15,000,000	None
4⅞% Series due 1991	12,000,000	12,000,000
4⅜% Series due 1993	15,000,000	15,000,000
4⅝% Series due 1995	25,000,000	25,000,000
5¾% Series due 1996	25,000,000	25,000,000
5⅞% Series due 1997	30,000,000	30,000,000
7⅜% Series due 1998	15,000,000	15,000,000
9¼% Series due 1999	25,000,000	25,000,000
9⅝% Series due 2000	25,000,000	25,000,000,
7⅝% Series due 2001	30,000,000	30,000,000
8 % Series due August 1, 2001	30,000,000	30,000,000
7¾% Series due 2002	35,000,000	35,000,000
7½% Series due December 1, 2002	15,000,000	15,000,000
8 % Series due 2003	40,000,000	40,000,000
8⅛% Series due December 1, 2003	40,000,000	40,000,000
10½% Series due 2004	40,000,000	40,000,000
9¼% Series due November 1, 1981	60,000,000	60,000,000
10⅛% Series due July 1, 2005	40,000,000	40,000,000
9⅛% Series due December 1, 2007	75,000,000	75,000,000
9⅞% Series due July 1, 2008	75,000,000	75,000,000

which bonds are also hereinafter sometimes called bonds of the First through Thirtieth Series, respectively; and
Whereas, Section 8 of the Mortgage provides that the form of each series of bonds (other than the First Series) issued thereunder and of the coupons to be attached to coupon bonds of such series shall be established by Resolution of the Board of Directors of the Company and that the form of such series, as established by said Board of Directors, shall specify the descriptive title of the bonds and various other terms thereof, and may also contain such provisions not inconsistent with the provisions of the Mortgage as the Board of Directors may, in its discretion, cause to be inserted therein expressing or referring to the terms and conditions upon which such bonds are to be issued and/or secured under the Mortgage; and
Whereas, Section 120 of the Mortgage provides, among other things, that any power, privilege or right expressly or impliedly reserved to or in any way conferred upon the Company by any provision of the Mortgage, whether such power, privilege or right is in any way restricted or is unrestricted, may be in whole or in part waived or surrendered or subjected to any restriction if at the time unrestricted or to additional restriction if already restricted, and the Company may enter into any further covenants, limitations or restrictions for the benefit of any one or more series of bonds issued thereunder, or the Company may cure any ambiguity contained therein or in any supplemental indenture, or may establish the terms and provisions of any series of bonds other than said First Series, by an instrument in writing executed and acknowledged by the Company in such manner as would be necessary to entitle a conveyance of real estate to record in all of the states in which any property at the time subject to the lien of the Mortgage shall be situated; and
Whereas, the Company now desires to create a new series of bonds and (pursuant to the provisions of Section 120 of the Mortgage) to add to its covenants and agreements contained in the Mortgage, as heretofore supplemented, certain other covenants and agreements to be observed by it and to alter and amend in certain respects the covenants and provisions contained in the Mortgage, as heretofore supplemented; and
Whereas, the execution and delivery by the Company of this Thirty-first Supplemental Indenture, and the terms of the bonds of the Thirty-first Series, hereinafter referred to, have been duly authorized by the Board of Directors of the Company by appropriate Resolutions of said Board of Directors;
Now, Therefore, This Indenture Witnesseth:
That the Company, in consideration of the premises and of One Dollar to it duly paid by the Trustees at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, and in further evidence of assurance of the estate, title and rights of the Trustees and in order further to secure the payment of both the principal of and interest and premium, if any, on the bonds from time to time issued under the Mortgage, according to their tenor and effect and the performance of all the provisions of the Mortgage (including any instruments supplemental thereto and any modifications made as in the Mortgage provided) and of said bonds, hereby grants, bargains, sells, releases, conveys, assigns, transfers, mortgages, hypothecates, affects, pledges, sets over and confirms (subject, however, to Excepted Encumbrances as defined in Section 6 of the Mortgage) unto John W. Flaherty and (to the extent of its legal capacity to hold the same for the purposes hereof) to Morgan Guaranty Trust Company of New York, as Trustees under the Mortgage, and to their successor or successors in said trust, and to them and their successors and assigns forever, all property, real, personal or mixed, of any kind or nature acquired by the Company after the date of the execution and delivery of the Mortgage (except any herein or in the Mortgage, as heretofore supplemented, expressly excepted), now owned (all such property being situated in the counties and states hereinabove listed) or, subject to the provisions of Section 87 of the Mortgage, hereafter acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) and wheresoever situated, including (without in anywise limiting or impairing by the enumeration of the same the scope and intent of the foregoing or of any general description contained in this Thirty-first Supplemental Indenture) all lands, power sites, flowage rights, water rights, water locations, water appropriations, ditches, flumes, reservoirs, reservoir sites, canals, raceways, dams, dam sites, aqueducts, and all other rights or means for appropriating, conveying, storing and supplying water; all rights of way and roads; all plants for the generation of electricity by steam, water and/or other power; all power houses, gas plants, street lighting systems, standards and other equipment incidental thereto; all street and interurban railway and transportation lines and systems, terminal systems and facilities; all bridges, culverts, tracks, railways, sidings, spurs, wyes, roadbeds, trestles and viaducts; all overground and underground trolleys and feeder wires; all telephone, radio and television systems, air-conditioning systems and equipment incidental thereto, water works, water systems, steam heat and hot water plants, substations, lines, service and supply systems, ice or refrigeration plants and equipment, offices, buildings and other structures and the equipment thereof; all machinery, engines, boilers, dynamos, electric, gas and other machines, regulators, meters, transformers, generators, motors, electrical, gas and mechanical appliances, conduits, cables, water, steam heat, gas or other pipes, gas mains and pipes, service pipes, fittings, valves and connections, pole and transmission lines, wires, cables, tools, implements, apparatus, furniture and chattels; all municipal and other franchises, consents or permits; all lines for the transmission and distribution of electric current, gas, steam heat or water for any purpose including towers, poles, wires, cables, pipes, conduits, ducts and all apparatus for use in connection therewith; all real estate, lands, easements, servitudes, licenses, permits, franchises, privileges, rights of way and other rights in or relating to real estate or the occupancy of the same and (except as herein or in the Mortgage, as heretofore supplemented, expressly excepted) all the right, title and interest of the Company in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property hereinbefore or in the Mortgage, as heretofore supplemented, described.
Together With all and singular the tenements, hereditaments, prescriptions, servitudes and appurtenances belonging or in anywise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 57 of the Mortgage) the tolls, rents, revenues, issues, earnings, income, product and profits thereof and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid property and franchises and every part and parcel thereof.
It is Hereby Agreed by the Company that, subject to the provisions of Section 87 of the Mortgage, all the property, rights and franchises acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) after the date hereof, except any herein or in the Mortgage, as heretofore supplemented, expressly excepted, shall be and are as fully granted and conveyed hereby and by the Mortgage and as fully embraced within the lien hereof and the lien of the Mortgage, as heretofore supplemented, as if such property, rights and franchises were now owned by the Company and were specifically described herein or in the Mortgage and conveyed hereby or thereby.
Provided That the following are not and are not intended to be now or hereafter granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, hypothecated, affected, pledged, set over or confirmed hereunder and are hereby expressly excepted from the lien and operation of this Thirty-first Supplemental Indenture and from the lien and operation of the Mortgage, as heretofore supplemented, viz: (1) cash, shares of stock, bonds, notes and other obligations and other securities not hereafter specifically pledged, paid, deposited, delivered or held under the Mortgage or covenanted so to be; (2) merchandise, equipment, materials or supplies held for the purpose of sale in the usual course of business or for the purpose of repairing or replacing (in whole or in part) any street cars, rolling stock, trolley coaches, motor coaches, buses, automobiles or other vehicles or aircraft, and fuel, oil and similar materials and supplies consumable in the operation of any properties of the Company; street cars, rolling stock, trolley coaches, motor coaches, buses, automobiles and other vehicles and all aircraft; (3) bills, notes and accounts receivable, judgments, demands and choses in action, and all contracts, leases and operating agreements not specifically pledged under the Mortgage, as heretofore supplemented, or covenanted so to be; the Company’s contractual rights or other interest in or with respect to tires not owned by the Company; (4) the last day of the term of any lease or leasehold which may hereafter become subject to the lien of the Mortgage; (5) electric energy, gas, ice, and other materials or products generated, manufactured, produced or purchased by the Company for sale, distribution or use in the ordinary course of its business; all timber, minerals, mineral rights and royalties; (6) the Company’s franchise to be a corporation; (7) the electric distribution system of the Company in the municipality of Junction City, Louisiana (as the same may be now or hereafter constituted) and in the environs of such municipality within the State of Louisiana, and all renewals, replacements, extensions and additions to such electric distribution system now owned or hereafter acquired; (8) the properties heretofore sold or in the process of being sold by the Company and heretofore released from the Mortgage and Deed of Trust dated as of October 1, 1926 from Arkansas Power & Light Company to Guaranty Trust Company of New York, trustee, and specifically described in a release instrument executed by Guaranty Trust Company of New York, as trustee, dated October 13, 1938, which release has heretofore been delivered by the said trustee to the Company and recorded by the Company in the office of the Recorder for Garland County, Arkansas, in Record Book 227, Page 1, all of said properties being located in Garland County, Arkansas; and (9) any property heretofore released pursuant to any provisions of the Mortgage and not heretofore disposed of by the Company; provided, however, that the property and rights expressly excepted from the lien and operation of the Mortgage, as heretofore supplemented, and this Thirty-first Supplemental Indenture in the above subdivisions (2) and (3) shall (to the extent permitted by law) cease to be so excepted in the event and as of the date that either or’both of the Trustees or a receiver or trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XIII of the Mortgage by reason of the occurrence of a Default as defined in Section 65 thereof.
To Have and To Hold all such properties, real, personal and mixed, granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, hypothecated, affected, pledged, set over or confirmed by the Company as aforesaid, or intended so to be, unto John W. Flaherty and (to the extent of its legal capacity to hold the same for the purposes hereof) to Morgan Guaranty Trust Company of New York, as Trustees, and their successors and assigns forever.
In Trust Nevertheless, for the same purposes and upon the same terms, trusts and conditions and subject to and with the same provisos and covenants as are set forth in the Mortgage, as heretofore supplemented, this Thirty-first Supplemental Indenture being supplemental to the Mortgage.
And It Is Hereby Covenanted by the Company that all the terms, conditions, provisos, covenants and provisions contained in the Mortgage, as heretofore supplemented, shall affect and apply to the property hereinbefore described and conveyed and to the estate, rights, obligations and duties of the Company and Trustees and the beneficiaries of the trust with respect to said property, and to the Trustees and their successors in the trust in the same manner and with the same effect as if said property had been owned by the Company at the time of the execution of the Mortgage, and had been specifically and at length described in and conveyed to said Trustees, by the Mortgage as a part of the property therein stated to be conveyed.
The Company further convenants and agrees to and with the Trustees and their successors in said trust under the Mortgage, as follows:

ARTICLE I

Thirty-first Series Of Bonds

Section 1. There shall be a series of bonds designated “10¼% Series due February 1, 2009” (herein sometimes called the “Thirty-first Series”), each of which shall also bear the descriptive title “First Mortgage Bond”, and the form thereof, which shall be established by Resolution of the Board of Directors of the Company, shall contain suitable provisions with respect to the matters hereinafter in this Section specified. Bonds of the Thirty-first Series (which shall be initially issued in the aggregate principal amount of $60,000,000) shall mature on February 1, 2009, shall be issued as fully registered bonds in the denomination of One Thousand Dollars and, at the option of the Company, in any multiple or multiples of One Thousand Dollars (the exercise of such option to be evidenced by the execution and delivery thereof), shall bear interest at the rate of 10¼% per annum, payable semi-annually on February 1 and August 1 of each year, shall be dated as in Section 10 of the Mortgage provided, and the principal of and interest on each said bond shall be payable at the office or agency of the Company in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts.

(I) Bonds of the Thirty-first Series shall be redeemable either at the option of the Company or pursuant to the requirements of the Mortgage in whole at any time, or in part from time to time, prior to maturity, upon notice, as provided in Section 52 of the Mortgage, mailed at least 30 days prior to the date fixed for redemption, at the following general redemption prices, expressed in percentages of the principal amount of the bonds to be redeemed:
General Redemption Prices
If redeemed during 12 months period ending January 31,

1980	111.19%	1990	107.33%	2000	103.48%
1981	110.80%	1991	106.95%	2001	103.09%
1982	110.42%	1992	106.56%	2002	102.70%
1983	110.03%	1993	106.18%	2003	102.32%
1984	109.65%	1994	105.79%	2004	101.93%
1985	109.26%	1995	105.40%	2005	101.55%
1986	108.88%	1996	105.02%	2006	101.16%
1987	108.49%	1997	104.63%	2007	100.78%
1988	108.10%	1998	104.25%	2008	100.39%
1989	107.72%	1999	103.86%	2009	100.00%
in each case together with accrued interest to the date fixed for redemption; provided, however, that none of the bonds of the Thirty-first Series shall be redeemed at said general redemption prices prior to February 1, 1984 if such redemption is for the purpose or in anticipation of refunding such bond through the use, directly or indirectly, of funds borrowed by the Company at an effective interest cost to the Company (computed in accordance with generally accepted financial practice) of less than 10.2211% per annum.
(II) Bonds of the Thirty-first Series shall also be redeemable in whole at any time, or in part from time to time, prior to maturity, upon like notice, by the application (either at the option of the Company or pursuant to the requirements of the Mortgage) of cash delivered to or deposited with the Corporate Trustee pursuant to the provisions of Section 39 or Section 64 of the Mortgage or of Section 3 of the Third Supplemental Indenture or of Section 2 hereof or with the Proceeds of Released Property at the following special redemption prices, expressed in percentages of the principal amount of the bonds to be redeemed:
Special Redemption Prices
If redeemed during 12 months period ending January 31,

1980	100.94%	1990	100.85%	2000	100.62%
1981	100.93%	1991	100.84%	2001	100.59%
1982	100.93%	1992	100.82%	2002	100.54%
1983	100.92%	1993	100.81%	2003	100.50%
1984	100.91%	1994	100.79%	2004	100.45%
1985	100.91%	1995	100.77%	2005	100.39%
1986	100.90%	1996	100.74%	2006	100.33%
1987	100.89%	1997	100.72%	2007	100.26%
1988	100.88%	1998	100.69%	2008	100.18%
1989	100.87%	1999	100.66%	2009	100.00%

in each case together with accrued interest to the date fixed for redemption; provided, however, that if, in the case of redemption of bonds of the Thirty-first Series by the application of cash delivered to the Trustee pursuant to the provisions of Section 2 hereof, the date fixed for such redemption shall be prior to January 1 of the calendar year in which such delivery of cash shall become due under the provisions of said Section 2, bonds of the Thirty-first Series shall be redeemable at the general redemption prices set forth in subdivision (I) of this Section, together with accrued interest to the date fixed for redemption.
(III) At the option of the registered owner, any bonds of the Thirty-first Series, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, shall be exchangeable for a like aggregate principal amount of bonds of the same series of other authorized denominations.
Bonds of the Thirty-first Series shall be transferable, upon the surrender thereof for cancellation, together with a written instrument of transfer in form approved by the registrar duly executed by the registered owner or by his duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York.
Upon any exchange or transfer of bonds of the Thirty-first Series, the Company may make a charge therefor sufficient to reimburse it for any tax or taxes or other governmental charge, as provided in Section 12 of the Mortgage, but the Company hereby waives any right to make a charge in addition thereto for any exchange or transfer of bonds of said Series.

ARTICLE II

Sinking or Improvement Fund for Bonds
of the Thirty-first Series

Section 2. The Company covenants that, so long as any of the bonds of the Thirty-first Series shall remain Outstanding, it will, on or before October 1, 1980, and on or before October 1 of each year thereafter to and including the year 2008, deliver to the Corporate Trustee:

(A)An Officers’ Certificate which shall state:

(a)the greatest principal amount of all bonds of the Thirty-first Series prior to January 1, of such year at any one time Outstanding;

(b)the aggregate principal amount of all bonds of the Thirty-first Series retired prior to the date of such Officers’ Certificate pursuant to the provisions of subdivision (3) or subdivision (4) of Section 61 of the Mortgage by use or application of the proceeds of insurance on, the release or other disposition of, or the taking by eminent domain of, property, or pursuant to the provisions of Section 64 of the Mortgage;

(c)the aggregate principal amount of bonds, the right to the authentication and delivery of which (on the basis of the retirement of bonds of the Thirty-first Series) shall have been waived prior to the date of such Officers’ Certificate pursuant to the provisions of clause (c) of subdivision (4) of Section 59 of the Mortgage as the basis of the release of property or pursuant to the provisions of subdivision (2) of Section 61 of the Mortgage as the basis of the withdrawal of cash representing proceeds of insurance on, the release or other disposition of, or the taking by eminent domain of, property;

(d)the amount remaining after deducting the sum of the amounts stated pursuant to clauses (b) and (c) above from the amount stated pursuant to clause (a) above;

(e)the amount which is 1% of the amount stated pursuant to clause (d) above; and

(f)(i) an aggregate principal amount of bond(s) or fraction of a bond, not to exceed $60,000 principal amount for any such year, the authentication and delivery of which the Company has theretofore waived in compliance with Section 2 of the Fourth Supplemental Indenture upon the basis of Property Additions, which waiver or waivers shall not theretofore have been used as a credit under this clause (i); plus (ii) an aggregate principal amount of bond(s) or fraction of a bond to the authentication and delivery of which the Company shall then be entitled on the basis of Property Additions or on the basis of the retirement of bonds of the Thirty-first Series by virtue of compliance with all applicable provisions of the Mortgage (except as hereinafter in this Section otherwise provided) if the Company elects to make its right to the authentication and delivery of such bond(s) or fraction of a bond the basis of a credit under this Section.

(B)An amount in cash and/or principal amount of bonds of the Thirty-first Series equivalent to the amount stated in the Officers’ Certificate (due on or before October 1 of such year) provided for by this Section pursuant to the requirements of clause (e) of subdivision (A) of this Section; provided, however, that, against the amount of cash or bonds payable or deliverable pursuant to this paragraph (B), there shall be credited the principal amount of the Bonds which shall be stated in such Officers’ Certificate pursuant to the requirements of clause (f) of subdivision (A) of this Section.

Such cash together with any bonds of the Thirty-first Series delivered to the Corporate Trustee under the provisions of this Section shall be dealt with as provided for by this Section.
Notwithstanding any other provisions of this Thirty-first Supplemental Indenture or of the Mortgage, (i) the Company shall be permitted from time to time to anticipate in whole or in part the requirements of this Section becoming due on October 1 of the then current year or any subsequent year or years by depositing cash and/or a principal amount of bonds of the Thirty‑first Series with the Corporate Trustee in full satisfaction or in partial satisfaction of the requirements of this Section and (ii) any cash so deposited, whether in full satisfaction or in partial satisfaction of the requirements of this Section and whether becoming due on October 1 of the then current year or of a subsequent year, may be from time to time withdrawn, used or applied in the manner, to the extent, for the purposes and subject to the conditions provided in Section 31 of the Mortgage or in subdivision (3) and/or (4) of Section 61 of the Mortgage; provided, however, that the retirement of no bonds of any series other than the Thirty-first Series shall be made the basis of the withdrawal of cash deposited under this Section; and provided further, that no bonds of any series other than the Thirty-first Series shall be purchased or redeemed with cash deposited under the provisions of this Section and that no bonds of the Thirty-first Series shall be purchased with cash deposited under this Section at such price (including accrued interest and brokerage) that the cost thereof to the Company is in excess of the cost of redeeming such bonds on a date 40 days after the date of such purchase (including premium, if any, and accrued interest from the interest date next preceding the date of purchase to such redemption date in such cost); and provided further, that the Company may not deposit cash prior to February 1, 1984 in anticipation of the requirements of this Section if the cash so deposited represents borrowed funds, or is in anticipation of funds to be borrowed, having an effective interest cost to the Company (computed in accordance with generally accepted financial practice) of less than 10.2211% per annum.

In case credit under the provisions of this Section is applied for in whole or in part upon the basis of the right to the authentication and delivery of bonds, the Company shall comply with all applicable provisions of the Mortgage relating to such authentication and delivery, except that the Company shall not be required to comply with any earning requirements or to deliver to the Corporate Trustee any Resolution, Officers’ Certificate, Net Earning Certificate or Opinion of Counsel such as are described in subdivisions (1), (2), (6) and (8) of Section 28 of the Mortgage.
So long as any bonds of the Thirty-first Series shall remain Outstanding, any election by the Company pursuant to clause (f) of subdivision (A) of this Section to make its right to the authentication and delivery of any bond(s) or fraction of a bond the basis of a credit under this Section shall operate as a waiver by the Company of its right to the authentication and delivery of such bond(s) or fraction of a bond and such bond(s) or fraction of a bond may not thereafter be authenticated and delivered under the Mortgage, and any Property Additions which have been made the basis of any such right to the authentication and delivery of bond(s) or fraction of a bond so waived shall have the status of Funded Property and shall be deemed to have been made the basis of a credit under this Section.
For all purposes of the Mortgage (including all calculations thereunder), so long as any bonds of the Thirty-first Series remain Outstanding, as defined in Section 2 of the Mortgage:
(I) any cash deposited under the provisions of Section 40 of the Mortgage or under Section 2 of the First through Fifteenth and Seventeenth through Thirtieth Supplemental Indentures or under this Section shall be deemed to be Funded Cash;
(II)    any bonds of the First Series delivered to the Corporate Trustee under the provisions of Section 40 of the Mortgage and any bonds of the Second through Thirtieth Series delivered to the Corporate Trustee under the provisions of Section 2 of the First through Fifteenth and Seventeenth through Thirtieth Supplemental Indentures, respectively, and any bonds of the Thirty-first Series delivered to the Corporate Trustee under the provisions of this Section shall, after such delivery, be deemed to have been retired by the use of Funded Cash; and
(III)    with respect to all credits taken under Section 40 of the Mortgage, or Section 2 of the First through Fifteenth and Seventeenth through Thirtieth Supplemental Indentures or under this Section on the basis of waivers of the right to the authentication and delivery of bonds or otherwise, it shall be deemed that a credit has been taken under the Mortgage, as supplemented, on the basis thereof.
Any bonds issued under the Mortgage, delivered to, deposited with or purchased or redeemed by, the Corporate Trustee pursuant to the provisions of this Section shall forthwith be cancelled by the Corporate Trustee.
The Company shall forthwith from time to time on demand of the Corporate Trustee make further payments pursuant to the provisions of this Section on account of accrued interest, brokerage and premium, if any, on bonds of the Thirty-first Series purchased or redeemed or then to be purchased or redeemed but not in excess of
(AA) the aggregate cost of principal, interest, brokerage and premium, if any, on all bonds theretofore or then to be purchased and/or redeemed pursuant to the provisions of this Section:
after deducting therefrom

(BB) the aggregate principal amount of all bonds theretofore, and of all bonds then to be, purchased and/or redeemed pursuant to the provisions of this Section, plus the aggregate of all such further payments theretofore made pursuant to the provisions of this Section on account of accrued interest, brokerage and/or premium, if any.

ARTICLE III

Maintenance and Replacement Fund Covenant-Other Related
Provisions of the Mortgage-Dividend Covenant

Section 3. (I) The Company covenants and agrees that the provisions of subsection (I) of Section 39 of the Mortgage shall remain in full force and effect so long as any bonds of the Thirty-first Series shall remain Outstanding.

So long as any bonds of the Thirty-first Series shall remain Outstanding, no credit shall be given pursuant to the provisions of clause (6) or clause (d) of subsection (I) of Section 39 of the Mortgage for expenditures for gross additions to automotive equipment of the Company except for net cash expenditures for such automotive equipment.
Clause (e) of subsection (II) of Section 4 of the Mortgage, clause (6) and clause (e) of Section 5 of the Mortgage and Section 29 of the Mortgage, as heretofore amended, are hereby amended by inserting therein the words “and Thirty-first Series” after the words “and Thirtieth Series” each time such words occur therein.
So long as any bonds of the Thirty-first Series shall remain Out-standing, in each Net Earning Certificate made pursuant to Section 7 of the Mortgage there shall be included in operating expenses for the twelve (12) months period with respect to which such certificate is made, (i) an amount if any (not otherwise included), equal to the provisions for amortization of any amounts included in utility plant acquisition adjustment accounts for such period, and (ii) an amount, if any (not otherwise included), equal to the provisions made by the Company out of income during such period for depreciation and retirement of property com-prised in or appertaining to the electric, gas, steam and/or hot water systems covered by the Mortgage pursuant to any final order or orders of the Arkansas Public Service Commission or other regulatory au-thority of the State of Arkansas having jurisdiction; provided, however, that the aggregate of the amounts included in such operating expenses corresponding with the gross expenditures referred to in clause (2) of subsection (I) of Section 39 of the Mortgage for such period and the provisions (whether or not otherwise included) referred to in subdivision (ii) above shall not exceed for such period 20% of the Electric, Gas, Steam and Hot Water Adjusted Gross Operating Revenues of the Company.
(II)    Subsection (II) of Section 3 of the Third Supplemental Indenture is hereby amended by inserting the words “or Thirty-first Series”, after the words “or Thirtieth Series” each time such words occur therein; provided, however, that upon the amendment of Section 39 of the Mortgage as permitted by Section 5 of the Tenth Supplemental Indenture, the Company shall no longer be required to file any Officers’ Certificate of Cumulative Excesses but any amounts available to be credited pursuant to the provisions of clauses (2), (3), (4), (5) and/or (6) of subsection (I) of Section 39 of the Mortgage and which were held in reserve pursuant to the Officers’ Certificate of Cumulative Excesses filed in the calendar year 1959 shall be deemed to have been made the basis of credits under said subsection (I) of said Section 39 of the Mortgage unless the amounts held in reserve pursuant to the latest Officers’ Certificate of Cumulative Excesses total a lesser aggregate amount in which case only such lesser aggregate amount shall be deemed to have been made the basis of credits under said subsection (I) of said Section 39 of the Mortgage. Any excess of cash deposited solely pursuant to the provisions of subsection (II) of Section 3 of the Third Supplemental Indenture plus the amount held in reserve pursuant to the latest Officers’ Certificate of Cumulative Excesses over the amount formally held in reserve pursuant to the Officers’ Certificate of Cumulative Excesses filed in the calendar year 1959 shall, upon the amendment of Section 39 of the Mortgage as permitted by Section 5 of the Tenth Supplemental Indenture, no longer be deemed to have been made the basis of credits under subsection (I) of Section 39 of the Mortgage or to be Funded Cash.
(III)    The Company covenants that, so long as any of the bonds of the Thirty-first Series are Outstanding, it will not declare any dividends on its Common Stock (other than (a) a dividend payable solely in shares of its Common Stock, or (b) a dividend payable in cash in cases where, concurrently with the payment of such dividend, an amount in cash equal to such dividend is received by the Company as a capital contribution or as the proceeds of the issue and sale of shares of its Common Stock) or make any distribution on outstanding shares of its Common Stock or purchase or otherwise acquire for value any outstanding shares of its Common Stock (otherwise than in exchange for or out of the proceeds from the sale of other shares of its Common Stock) if, after such dividend, distribution, purchase or acquisition, the aggregate amount of such dividends, distributions, purchases and acquisitions paid or made subsequent to January 31, 1979 (other than any dividend declared by the Company on or before January 31, 1979 for payment on or before February 28, 1979), exceeds (without giving effect to (i) any of such dividends, distributions, purchases or acquisitions, or (ii) any net transfers from retained earnings to stated capital accounts) the sum of (a) the aggregate amount credited subsequent to January 31, 1979 to retained earnings, (b) $62,000,000, and (c) such additional amount as shall be authorized or approved, upon application by the Company, by the Securities and Exchange Commission, or by any successor commission thereto, under the Public Utility Holding Company Act of 1935.
For the purpose of this subsection (III) the aggregate amount credited subsequent to January 31, 1979 to retained earnings shall be determined in accordance with generally accepted accounting principles and practices after making provision for dividends upon any preferred stock of the Company, accumulated subsequent to such date, but in such determination there shall not be considered charges to retained earnings applicable to the period prior to January 31, 1979, including, but not limited to, charges to retained earnings for write-offs or write-downs of book values of assets owned by the Company on January 31, 1979. There shall be included as a deduction, however, in determining the net balance to be transferred from the income account for any period subsequent to January 31, 1979, amounts equal to the sum of (1) an amount, if any (not otherwise deducted), equal to the provisions for amortization of any amounts included in utility plant acquisition adjustment accounts for such period and (2) the Company’s provisions during such period for depreciation and retirement of property (but excluding from this subdivision (2) amounts included under subdivision (1) above), which sum, for the purposes of this subsection (III), shall not be less than the aggregate of (i) the amounts required to be stated for such period in the Officers’ Certificates of Maintenance and Replacements by the provisions of subdivision (1) of subsection (I) of Section 39 (as in effect at the time the provisions were required to be met) of the Mortgage less the aggregate amounts, if any, stated for such period in such Officers’ Certificates of Maintenance and Replacements as permitted by the provisions of subdivision (2) of said subsection (I), including proportionate amounts calculated as provided in said subdivisions (1) and (2) (as in effect at the time the calculation is required to be made) for any portion of the period elapsed since January 31, 1979, not theretofore included in any Officers’ Certificates of Maintenance and Replacements plus (ii), unless the amendment of Section 39 of the Mortgage as permitted by Section 5 of the Tenth Supplemental Indenture has been made, the amount of the excess stated in the Officers’ Certificate of Cumulative Excesses most recently filed with the Corporate Trustee pursuant to subsection (II) of Section 3 of the Third Supplemental Indenture applicable to the period subsequent to January 31, 1979, including proportionate amounts calculated in the manner provided in said subsection (II) for any portion of the period subsequent to January 31, 1979, not theretofore included in such Officers’ Certificate of Cumulative Excesses.
For the purpose of this subsection (III) the Company’s provisions for depreciation and retirement of property shall be deemed to be the amount credited to the depreciation reserve account through charges to operating revenue deductions, or otherwise to income, as provided in the Uniform System of Accounts prescribed for Public Utilities and Licensees by the Federal Energy Regulatory Commission.

ARTICLE IV

Amendment of Section 5 of the Tenth Supplemental Indenture

Section 4. Section 5 of the Tenth Supplemental Indenture is hereby amended by substituting the words “so long as any bonds of the Eleventh through Thirty-first Series remain Outstanding” for the words “so long as any bonds of the Eleventh through Thirtieth Series remain Outstanding” and by substituting the words “all bonds of the First through Thirty-first Series” for the words “all bonds of the First through Thirtieth Series” each time said words appear in Section 5 of the Tenth Supplemental Indenture.

ARTICLE V
Amendment of Section 7 of the Mortgage

Section 5. Effective with and applicable to the application to the Corporate Trustee for the authentication and delivery of the first series of bonds created after February 28, 1979, clause (10) of Section 7 of the Mortgage is hereby amended to read as follows:

“(10) the amount, if any, by which the aggregate of (a) such other income (net) and (b) that portion of the amount required to be stated in such certificate by clause (7) of this Section which, in the opinion of the signers, is directly derived from the operations of property (other than paving, grading and other improvements to, under or upon public highways, bridges, parks or other public properties of analogous character) not subject to the Lien of this Indenture at the date of such certificate, exceeds eleven per centum (11%) of the sum required to be stated by clause (9) of this Section; provided, however, that in computing the foregoing, there may be used such per centum greater than eleven (11%) but not greater than fifteen per centum (15%) as shall be authorized or approved, upon application by the Company, by the Securities and Exchange Commission, or by any successor commission thereto, under the Public Utility Holding Company Act of 1935; and provided further, that if the amount required to be stated in such certificate by clause (7) of this Section includes revenues from the operation of property not subject to the Lien of this Indenture, there shall be included in the calculation to be made pursuant to this clause (10) such reasonable interdepartmental or interproperty revenues and expenses between the Mortgaged and Pledged Property and the property not subject to the Lien hereof as shall be allocated to such respective properties by the Company; and”.

ARTICLE VI

Miscellaneous Provisions

Section 6. Section 55 of the Mortgage, as heretofore amended by the First through Fifteenth and Seventeenth through Thirtieth Supplemental Indentures, is hereby amended to insert the words “and subject to the provisions of Section 2 of the Thirty-first Supplemental Indenture dated as of February 1, 1979”, after the words “and subject to the provisions of Section 2 of the Thirtieth Supplemental Indenture dated as of July 1, 1978”.

Section 7. Without any consent or other action by the holders of the bonds of the Thirty-first Series or any subsequent series issued under the Mortgage, the Company reserves the right to amend the Mortgage, as supplemented, so as to eliminate the requirements of Section 64 of the Mortgage, as supplemented.

Section 8. Subject to the amendments provided for in this Thirty-first Supplemental Indenture, the terms defined in the Mortgage and the First through Thirtieth Supplemental Indentures shall, for all purposes of this Thirty-first Supplemental Indenture, have the meanings specified in the Mortgage and the First through Thirtieth Supplemental Indentures.

Section 9. The Trustees hereby accept the trusts herein declared, provided, created or supplemented and agree to perform the same upon the terms and conditions herein and in the Mortgage and in the First through Thirtieth Supplemental Indentures set forth and upon the following terms and conditions:

The Trustees shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Thirty-first Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. In general each and every term and condition contained in Article XVII of the Mortgage, as heretofore amended, shall apply to and form part of this Thirty-first Supplemental Indenture with the same force and effect as if the same were herein set forth in full with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Thirty-first Supplemental Indenture.
Section 10. Whenever in this Thirty-first Supplemental Indenture either of the parties hereto is named or referred to, this shall, subject to the provisions of Articles XVI and XVII of the Mortgage, as heretofore amended, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Thirty-first Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustees, or either of them, shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

Section 11. Nothing in this Thirty-first Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or give to, any person, firm or corporation, other than the parties hereto and the holders of the bonds and coupons Outstanding under the Mortgage, any right, remedy or claim under or by reason of this Thirty-first Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Thirty-first Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the bonds and of the coupons Outstanding under the Mortgage.

Section 12. This Thirty-first Supplemental Indenture shall be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 13. It is the intention and it is hereby agreed that, so far as concerns the portion of the Mortgaged and Pledged Property, if any, which may at any time be situated within the State of Louisiana, the general language of conveyance contained in this Thirty-first Supplemental Indenture is intended and shall be construed as words of hypothecation and not of conveyance, and that, so far as said Louisiana property is concerned, this Thirty-first Supplemental Indenture shall be considered as an act of mortgage and pledge under the laws of the State of Louisiana, and the Trustees herein named are named as mortgagee and pledgee in trust for the benefit of themselves and of all present and future holders of bonds and coupons issued and to be issued under the Mortgage, and are irrevocably appointed special agents and representatives of the holders of the bonds and coupons issued and to be issued under the Mortgage, and vested with full power in their behalf to effect and enforce the mortgage and pledge hereby constituted for their benefit, or otherwise to act as herein provided for.

Section 14. This Thirty-first Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York.

In Witness Whereof, Arkansas Power & Light Company has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by its President or one of its Vice Presidents, and its corporate seal to be attested by its Secretary or one of its Assistant Secretaries for and in its behalf, and Morgan Guaranty Trust Company of New York has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by, one of its Vice Presidents or one of its Trust Officers, and its corporate seal to be attested by one of its Assistant Secretaries or one of its Assistant Trust Officers for and in its behalf, and John W. Flaherty has hereunto set his hand and affixed his seal, all in The City of New York, as of the day and year first above written.
Arkansas Power & Light Company
[Corporate Seal]
By /s/ Jerry L. Maulden
Vice President
Attest:

/s/ Allen Mebane
Assistant Secretary

Executed, sealed and delivered by ARKANSAS
POWER & LIGHT COMPANY in the presence of:

/s/ D. E. Matthews

/s/ John M. Stuart
Morgan Guaranty Trust Company
of New York, As Trustee
[Corporate Seal]
By /s/ D. G. Hope
Trust Officer
Attest:

/s/ Thomas R. Bowen
Assistant Secretary

John W. Flaherty, As Co-Trustee [l.s.]
/s/ John W. Flaherty

Executed, sealed and delivered by Morgan
Guaranty Trust Company of New York
and John W. Flaherty in the presence of:

/s/ H. G. Chin

/s/ P. J. Conroy

State of New York County of New York	}ss.:

On this 31st day of January, 1979, before me, Morton Barad, a Notary Public duly commissioned, qualified and acting within and for said County and State, appeared in person the within named Jerry L. Maulden and Allen Mebane, to me personally well known, who stated that they were a Vice President and an Assistant Secretary, respectively, of Arkansas Power & Light Company, a corporation, and were duly authorized in their respective capacities to execute the foregoing instrument for and in the name and behalf of said corporation, and further stated and acknowledged that they had so signed, executed and delivered said foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.
On the 31st day of January, 1979, before me personally came Jerry L. Maulden, to me known, who, being by me duly sworn, did depose and say that he resides at 5400 Durham Drive, New Orleans, Louisiana; that he is a Vice President of Arkansas Power & Light Company, one of the corporations described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.
On the 31st day of January, 1979, before me appeared Jerry L. Maulden, to me personally known, who, being by me duly sworn, did say that he is a Vice President of Arkansas Power & Light Company, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and he acknowledged.said instrument to be the free act and deed of said corporation.
In Testimony Whereof, I have hereunto set my hand and affixed my official seal at my office in said County and State the day and year last above written.
[Notarial Seal]
/s/ Morton Barad
MORTON BARAD
Notary Public, State of New York
No. 41-5170980
Certs. filed in Bronx, Kings, Nassau,
New York and Westchester Cos.
Qualified in Queens County
Commission Expires March 30, 1980

State of New York County of New York	}ss.:

On this 31st day of January, 1979, before me, Maureen McShane, a Notary Public duly commissioned, qualified and acting within and for said County and State, appeared D. G. Hope and Thomas R. Bowen, to me personally well known, who stated that they were a Trust Officer and an Assistant Secretary, respectively, of Morgan Guaranty Trust Company of New York, a corporation, and were duly authorized in their respective capacities to execute the foregoing instrument for and in the name and behalf of said corporation; and further stated and acknowledged that they had so signed, executed and delivered said foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.
On this 31st day of January, 1979, before me personally came D. G. Hope, to me known, who, being by me duly sworn, did depose and say that he resides at 465 Broadway, Hastings-On-Hudson, New York; that he is a Trust Officer of Morgan Guaranty Trust Company of New York, one of the corporations described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.
On this 31st day of January, 1979, before me appeared D. G. Hope, to me personally known, who, being by me duly sworn, did say that he is a Trust Officer of Morgan Guaranty Trust Company of New York, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of .said corporation by authority of its Board of Directors, and he acknowledged said instrument to be the free act and deed of said corporation.
In Testimony Whereof, I have hereunto set my hand and affixed my official seal at my office in said County and State the day and year last above written.
[Notarial Seal]
/s/ Maureen McShane

MAUREEN MCSHANE
Notary Public, State of New York
No. 24-4649500
Qualified in Kings County
Certificate Filed in New York County
Commission Expires March 30, 1979

State of New York
ss.:
County of New York

On this 31st day of January, 1979, before me, Maureen McShane, the undersigned officer, personally appeared John W. Flaherty, known to me to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes therein contained.
On the 31st day of January, 1979, before me personally appeared John W. Flaherty, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same as his free act and deed.
In Witness Whereof, I hereunto set my hand and official seal.
[Notarial Seal]
/s/ Maureen McShane

MAUREEN MCSHANE
Notary Public, State of New York
No. 24-4649500
Qualified in Kings County
Certificate Filed in New York County
Commission Expires March 30, 1979